                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                Garden Botanika, Inc.
                                   (Name of Issuer)

                             Common Stock Par Value $.01
                            (Title of Class of Securities)

                                      364854109
                                    (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 364854109   13G                     Page 2 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners IV, Limited Partnership
06-1237975
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [   ]
                                                            (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         280,233 shares of
Shares                                                                  common stock
Beneficially                            (6)  Shared Voting Power       Not Applicable
Owned by Each
Reporting                               (7)  Sole Dispositive Power    280,233 shares of
Person With                                                             common stock

                                        (8)  Shared Dispositive        Not Applicable
                                              Power

-------------------------------------------------------------------------------------------

9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   280,233 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                             [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.0%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 364854109                   13G                    Page 3 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates IV, LLC
06-1462390
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------


Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       280,233 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        280,233 shares of
                                              Power                     common stock

-----------------------------------------------------------------------------------------------

9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   280,223 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.0%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   00-LLC

Cusip No. 364854109                13G                       Page 4 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak IV Affiliates Fund, Limited Partnership
06-1256163
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         16,153 shares of
Shares                                                                  common stock
Beneficially                            (6)  Shared Voting Power       Not Applicable
Owned by Each
Reporting                               (7)  Sole Dispositive Power    16,153 shares of
Person With                                                             common stock

                                        (8)  Shared Dispositive        Not Applicable
                                              Power
---------------------------------------------------------------------------------------------

9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   16,153 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

  0.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)


   PN

Cusip No. 364854109                  13G                  Page 5 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak IV Affiliates
06-1256164
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Connecticut
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       16,153 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        16,153 shares of
                                              Power                     common stock
-------------------------------------------------------------------------------------------------------

9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   16,153 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

  0.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)


   PN

Cusip No. 364854109  13G                              Page 6 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       296,386 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        296,386 shares of
                                              Power                     common stock
---------------------------------------------------------------------------------------------

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   296,386 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)


     CO

Cusip No. 364854109  13G                              Page 7 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       296,386 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        296,386 shares of
                                              Power                     common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   296,386 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 364854109  13G                              Page 8 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       296,386 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        296,386 shares of
                                              Power                     common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   296,386 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

  IN

Cusip No. 364854109  13G                              Page 9 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       296,386 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        296,386 shares of
                                              Power                     common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   296,386 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 364854109  13G                             Page 10 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       296,386 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        296,386 shares of
                                              Power                     common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   296,386 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 364854109  13G                             Page 11 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of                               (5)  Sole Voting Power         Not Applicable
Shares
Beneficially                            (6)  Shared Voting Power       296,386 shares of
Owned by Each                                                           common stock
Reporting
Person With                             (7)  Sole Dispositive Power    Not Applicable

                                        (8)  Shared Dispositive        296,386 shares of
                                              Power                     common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   296,386 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 12 of 18 pages

                                     Schedule 13G
                                   Amendment No. 1
                             Common Stock, Par Value $.01
                                 CUSIP No. 364854109

Item 1(a)      Name of Issuer:
               Garden Botanika, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               8624 154th Avenue NE
               Redmond, WA 98052

Item 2(a)      Name of Person filing:

     Oak Investment Partners IV, Limited Partnership
     Oak Associates IV, LLC
     Oak IV Affiliates Fund, Limited Partnership
     Oak IV Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Common stock, $.01 par value

Item 2(e)      CUSIP Number: 364854109

Item 3         Not Applicable.

Item 4         Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon

7,069,098 shares outstanding as of November 1, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 1997, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 7,595 shares of Common Stock and 345 shares of Common Stock which may be deemed to be held by Gerald R. Gallagher on behalf of Oak Investment Partners IV, Limited Partnership, and Oak IV Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1997

                              Oak Investment Partners IV
                              Limited Partnership

                              By:  Oak Associates IV, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------------
                                   Managing Member

                              Oak Associates IV, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   --------------------------------
                                   Managing Member


                              Oak IV Affiliates Fund, Limited
                              Partnership


                              By: Oak IV Affiliates, As General
                                  Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------
                                   General Partner


                              Oak IV Affiliates


                              By:  /s/ Edward F. Glassmeyer
                                  ------------------------------
                                   General Partner

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                              ------------------------------
                              Name:     Edward F. Glassmeyer
                              Title:    President



                              /s/ Bandel L. Carano
                              ------------------------------
                              Bandel L. Carano



                              /s/ Gerald R. Gallagher
                              ------------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                              ------------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                              ------------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                              ------------------------------
                              Eileen M. More

                                  INDEX TO EXHIBITS


                                                       Page


EXHIBIT A           Agreement of Reporting Persons     17